Exhibit 99.1

For additional information, contact:
E.L. Spencer, Jr.
President, CEO and
Chairman of the Board
(334) 821-9200

Press Release – November 11, 2014

AUBURN NATIONAL BANCORPORATION, INC.

DECLARES QUARTERLY DIVIDEND

AUBURN, Alabama – On November 11, 2014, the Board of Directors of Auburn National Bancorporation, Inc. (Nasdaq: AUBN) declared a fourth quarter $0.215 per share cash dividend, payable December 26, 2014 to shareholders of record as of December 10, 2014.

About Auburn National Bancorporation, Inc.

Auburn National Bancorporation, Inc. (the “Company”) is the parent company of AuburnBank (the “Bank”), with total assets of approximately $781 million. The Bank is an Alabama state-chartered bank that is a member of the Federal Reserve System and has operated continuously since 1907. Both the Company and the Bank are headquartered in Auburn, Alabama. The Bank conducts its business in East Alabama, including Lee County and surrounding areas. The Bank operates full-service branches in Auburn, Opelika, Valley, Hurtsboro and Notasulga, Alabama. In-store branches are located in the Kroger and Wal-Mart SuperCenter stores in both Auburn and Opelika. The Bank also operates commercial loan production offices in Montgomery and Phenix City, Alabama. Additional information about the Company and the Bank may be found by visiting www.auburnbank.com.